SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 2004

Date of report (date of earliest event reported): November 5, 2007

MAGNITUDE INFORMATION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

1250 Route 28, Branchburg, New Jersey 08876
(Address of principal executive offices) (Zip Code)

(908) 927-0004
(Registrant's telephone number)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of  the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation
Item 3.02 Unregistered Sales of Equity Securities

On November 5, 2007, Tell Capital AG of Switzerland sent the Company its investment of $660,000, of which amount $625,000 was disbursed and dedicated to the Kiwibox business as agreed to in the acquisition agreement between the parties. Since this payment was late, originally due on October 1, 2007, the Company must issue an aggregate 2,100,000 restricted common shares to the Kiwibox principals, representing a late penalty of 60,000 shares a day. Tell Capital AG ‘s payment of an additional $625,000, due November 1, 2007, is currently late and be subject to the 60,000 shares per day penalty.

With this its investment of $660,000 and pursuant to its commitment of July 26, 2007, Tell Capital AG purchased 13,200,000 “units” from the Company, with each unit comprised of one restricted common share and one 5-year warrant to purchase a common share at $.07, at the subscription price of $.05 per unit. The Company shall file a registration statement under the Securities Act in the future, seeking to register for resale the unit common shares as well as those underlying the unit warrants.

In connection with the issuance of the above described unregistered securities, the Company relied upon the exemptions from the registration requirements of the Securities Act provided by Regulation D and Section 4(2) of the Securities Act: private sales of securities not involving a public offering. Tell Capital AG is controlled and owned by Ulrich Schurch, a resident of Switzerland, a shareholder of the Company and a long-time investor in the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAGNITUDE INFORMATION SYSTEMS, INC.

Dated: November 6, 2007	By:	/s/ Edward L. Marney
Edward L. Marney
President and Chief Executive Officer